SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Check the appropriate box:
|_|  Preliminary Information Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|x| Definitive Information Statement

Liuski International, Inc.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(4) Date Filed:

                           LIUSKI INTERNATIONAL, INC.
                               6585 Crescent Drive
                             Norcross, Georgia 30071

                              INFORMATION STATEMENT

                            (Dated December 22, 1997)

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE SHARE INCREASE, DEFINED BELOW, HAS ALREADY BEEN APPROVED BY WRITTEN CONSENT OF MR. DUKE LIAO, WHO OWNS A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

                                     GENERAL

     Liuski International, Inc., a Delaware corporation (the "Company"), is furnishing this Information Statement on or about December 22, 1997 to holders of record as of the close of business on November 20, 1997 of the Company's common stock, $.01 par value per share ("Common Stock"), in connection with the amendment of the Company's Certificate of Incorporation ("Certificate of Incorporation") to increase the total number of shares of Common Stock which the Company has authority to issue from 7,000,000 to 20,000,000 (the "Share Increase").

          The Board of Directors of the Company (the "Board") has approved, and Mr. Duke Liao ("Liao"), who owned 3,598,382 (approximately 58%) of the 6,195,287 shares of Common Stock outstanding as of November 20, 1997, has consented in writing to, the Share Increase. Liao is the Chairman, President and Chief Executive Officer of the Company.

          Such approval and consent are sufficient under Section 228 of the Delaware General Corporation Law and the Company's By-Laws to approve the Share Increase. Accordingly, the Share Increase will not be submitted to the other Company stockholders for a vote and this Information Statement is being furnished to stockholders solely to provide them with certain information concerning the Share Increase in accordance with the requirements of Delaware law and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including particularly Regulation 14C.

     The Share Increase will be effective on the date that a Certificate of Amendment of the Certificate of Incorporation with respect to the Share Increase is filed with the Secretary of State of the State of Delaware. This filing will occur on or after the 20th day following the date on which this Information Statement is mailed to stockholders.

          The principal executive offices of the Company are located at 6585 Crescent Drive, Norcross, Georgia 30071 and the Company's telephone number is
(770) 447-9454.

                           AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION
                 TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                    COMMON STOCK FROM 7,000,000 TO 20,000,000

          The Certificate of Incorporation will be amended to increase the number of shares of authorized Common Stock from 7,000,000 to 20,000,000. Such increase will be effected by amending the first sentence of Article Fourth of the Certificate of Incorporation to read as follows:

"FOURTH: The total number of shares of all classes of stock which the Corporation shall have authorized to issue is 21,000,000 shares consisting of:

     a)   20,000,000 shares of common stock, par value $0.01; and
     b)   1,000,000 shares of preferred stock, par value $0.01."

          As described below, additional authorized shares are required for the issuance of shares upon conversion of preferred stock owned by Liao and for other corporate purposes.

          On June 27, 1997, Liao purchased 1,783,620 shares of Common Stock from Mr. Morries Liu, the founder and former principal stockholder of the Company, representing approximately 41% of the 4,380,525 shares of Common Stock then outstanding. The purchase price was $2,497,068. Simultaneously, the Board elected Liao as Chairman of the Board and Chief Executive Officer of the Company. In order to provide working capital for the Company, Liao, after the date of such purchase, made loans to the Company of $9,219,928.01 (the "Loans") on which interest of $158,454.97 (the "Interest") had accrued through October 15, 1997 at the bank prime loan rate, which was 8.5% at September 30, 1997. By agreement dated October 15, 1997, Liao and the Company agreed to convert the Loans and Interest into equity of the Company.

          The plan of such conversion was set forth in a letter to stockholders, mailed on October 24, 1997, in which the stockholders were advised that the Nasdaq Stock Market had granted the Company a one-time exception to Nasdaq's stockholder approval requirement based on the Company's belief, verified by its Audit Committee, that the delay, which would result from seeking stockholder approval for the conversion of the Loans and Interest, would seriously jeopardize the financial viability of the Company. The stockholders were also advised in such letter that the Company believes that the improvement in its balance sheet which will result from this conversion of debt into equity may result in improving the Company's relationship with its bank and its vendors.

          On November 4, 1997,  Loans of  $2,223,421.16  and the  $158,454.97 in
Interest (aggregating $2,381,876.13) were converted into 1,814,762 restricted shares of Common Stock at $1.3125 per share, the last sale price of the Common Stock on the Nasdaq National Market on October 15, 1997 (the "Market Price"). As a result, Liao owns 3,598,382 shares of Common Stock, or approximately 58%, of the 6,195,287 shares outstanding. Because sufficient shares of Common Stock were not available under the Certificate of Incorporation to allow for the conversion into Common Stock of the total outstanding Loans and Interest, additional Loans were not converted at such time. The remaining $6,996,506.85 of the Loans have been converted into 100 shares of a non-voting, non-dividend-bearing series of the Company's preferred stock (the "Preferred Stock") which, pursuant to their terms as set forth in the Certificate of Designations filed with the Delaware Secretary of State, will convert automatically at the Market Price into 5,330,671 restricted shares of Common Stock immediately after the Share Increase is effected.

          Thus, the Share Increase is necessary for the completion of the conversion of the Loans and Interest into shares of Common Stock. However, if the Preferred Stock is not converted into Common Stock by March 31, 1998, the holder of the Preferred Stock will have the option to cause the Company to redeem all of the outstanding shares of Preferred Stock for $6,996,506.85 plus





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



interest thereon at the annual rate of 8.5% accruing from October 16, 1997. The Company estimates that, after the Loans and Interest are fully converted into shares of Common Stock, Liao will own approximately 77.5% of the outstanding shares of Common Stock (73.8% of the outstanding Common Stock on a fully diluted basis after taking into account outstanding options to purchase approximately 577,250 shares of Common Stock).

          As of September 30, 1997, Liao had advanced $8,219,928.01 of the Loans to the Company. The following table shows the pro forma effect of the conversion of such amount of the Loans into equity of the Company as of September 30, 1997 (unaudited):


                                                As Reported
  September 30, 1997                            (unaudited)            Adjustment            Pro forma

  ASSETS
  Current Assets                               $ 55,698,268      $       -                  $ 55,698,268
  Fixed Assets                                     2,434,161             -                     2,434,161
  Other Assets                                       263,503             -                       263,503
                                               =========================================================
                   Total Assets                $  58,395,932     $       -                  $ 58,395,932

  LIABILITIES
  Current Liabilities                          $  47,812,594     $(8,219,928)               $ 39,592,666
  Long-Term Liabilities                              466,479             -                       466,479
                                               =========================================================
                   Total Liabilities              48,279,073      (8,219,928)                 40,059,145

  STOCKHOLDERS' EQUITY                            10,116,859       8,219,928                  18,336,787
                                               =========================================================
                    Total Liabilities and
                    Stockholders' Equity       $  58,395,932      $      -                  $  58,395,932



          The Board believes that it is desirable to have additional shares of Common Stock available, as the occasion may arise, for possible future financings and acquisitions, stock dividends, stock issuances pursuant to employee benefit plans and other proper corporate purposes. Having such additional shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of obtaining stockholder approval. Except as described in this Information Statement and shares to be issued upon exercise of outstanding options, the Company has no definitive plans or commitments to issue additional shares of Common Stock. Stockholders of the Company do not have preemptive rights to acquire additional shares of Common Stock which may be issued.

          The additional shares of Common Stock, together with other authorized and unissued shares, generally would be available for issuance without any requirement for further stockholder approval, unless stockholder action is required by applicable law, the Company's governing documents or by the rules of the National Association of Securities Dealers, Inc. or any stock exchange on which the Company's securities may then be listed.

          Although the Board will authorize the issuance of additional shares of Common Stock only when it considers doing so to be in the best interests of stockholders, the issuance of additional shares of Common Stock may, among other effects, have a dilutive effect on the earnings and equity per share of Common Stock and on the voting rights of holders of shares of Common Stock.




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



Security Ownership of Certain Beneficial Owners

          The following table sets forth certain information as of November 20, 1997 pertaining to the beneficial ownership of the Common Stock by (i) persons known to the Company to own 5% or more of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and
(iv) directors and executive officers of the Company as a group. Each such person has sole voting and investment powers with respect to his or her shares. This information has been obtained from the Company's records, or from information furnished directly by the individual or entity to the Company.

                                 Number of Shares             Percentage of
Name of Beneficial Owner         Beneficially Owned           Outstanding Shares

Duke Liao                             8,929,053(1)                     77.5%

Morries Liu                           46,334(2)(3)(4)                   .7%

Shirley Lee                           70,168(3)(4)                     1.1%

Edwin Feinberg                        13,000(3)                         .2%

Martin Tsai                           24,501(3)(4)                      .4%

Kenny Liu                             12,500(3)(4)                      .2%

All directors and executive
officers as a group
(6 individuals)                    9,095,556(1)(2)(3)(4)              78.2%

-----------------------------


(1) Assumes that the 100 shares of Preferred Stock owned by Liao have been converted into 5,330,671 shares of Common Stock as described above.

(2) Excludes shares owned by Mr. Liu's three sisters and brother-in-law as follows: Ms. Tina Peng, 34,267 shares; Ms. Shing-Gyy Hu, 24,267 shares; and Ms. Li Shin Liu and Mr. Jin Yao Shen, 34,008 shares jointly.

(3) Represents or includes shares subject to stock options granted by the Company as follows: Mr. M. Liu, 33,334 shares; Ms. Lee, 31,601 shares; Mr. Feinberg, 13,000 shares; Mr. Tsai, 11,000 shares; and Mr. K. Liu, 12,500 shares.

(4) Excludes shares of Common Stock that are subject to options which are not currently exercisable as follows: Mr. M. Liu, 16,666 shares; Ms. Lee, 8,333 shares; Mr. Tsai, 25,000 shares; and Mr. K. Liu, 2,500 shares.




                                            By Order of the Board of Directors,

                                            Martin Tsai
                                            Vice President-Finance and
Dated: December 22, 1997                    Chief Financial Officer




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